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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Eichel                          Beverly
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   (Last)                            (First)              (Middle)

    c/o Hirsch International Corp.
    200 Wireless Boulevard
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                                    (Street)
    Hauppauge                        New York               11788
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     Hirsch International Corp. ("HRSH")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year
     January 2003
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     VP-Finance, Chief Financial Officer and Secretary
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

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                   Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                            4. Securities Acquired
                                                               (A) or Disposed of
1.Title of           2.Trans-   2A.Deemed    3.Trans-          (D)                    5. Amount of        6. Owner-    7. Nature of
  Security            action       Execu-      action          (Instr. 3,4 and 5)        Securities          ship         Indirect
  (Instr. 3)          Date         tion        Code         ------------------------     Beneficially        Form:        Benefi-
                      (Month/      Date, if    (Instr.8)               (A) or            Owned at end        Direct       cial
                      Day/Yr)      any                      Amount     (D)     Price     of Issuer's         (D) or       Owner-
                                   (Month/                                               Fiscal Year         Indirect     ship
                                    Day/                                                 (Instr. 3           (I)          (Instr. 4)
                                    Year)                                                and 4)              (Instr. 4)
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

 Class A Common Stock  12/20/02                                                         30,000               D
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*If this form is filed by more than one reporting person, see instruction 4(b)(v)
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
                                                                          (Over)



FORM 5 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

1.Title of  2.Conver-  3.Trans-  3A.Deemed  4.Trans-  5.Number of   6.Date Exer  7.Title       8.Price  9.Number 10.Owner 11.Nature
  Security    sion of    action     Execu-    action    Derivative    cisable and  and           of       of De-    ship of  of In-
  (Instr. 3)  Exer-      Date       tion      Code      Securities    Expiration   Amount        De-      riva-     Deriv-   direct
              cise       (Month/    Date, if (Instr.8)  Acquired (A)  Date         of            riva-    tive      ative    Bene-
              Price of   Day/Yr)    any                 or Disposed   (Month/Day/  Under-        tive     Securi-   Securi-  ficial
              Deriv-                (Month              of(D)         Year)        Lying         Secu-    ties Ben- ty:DirectOwner
              ative                 Day/                (Instr. 3,4   ------------ Secu-         rity     eficially (D) or   ship
              Security              Year                and 5)        Date  Expi-  rities        (Instr.  Owned     Indirect Instr.
                                                        ----------    Exer- rati  (Instr.        5)       at End    (I)       4.)
                                                        (A)   (D)    cisable Date 3 and 4)                of Year   (Instr.4)
                                                                                             Amt          (Inst. 4)
                                                                                             or
                                                                                             No.
                                                                                             of
                                                                                    Title   Shrs
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
                                                                                    Class A
Right to Buy                                                                        Common
Option        $0.52      2/1/02                                       2/1/02 2/1/07 Stock   50,000        50,000     D
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Explanation of Responses:



/s/ Beverly Eichel                                              3/11/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.